Exhibit 12
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Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges
                                                                                           Year Ended December 31,
                                               Period Ended December 31, 1995     ---------------------------------------------
                                              Three Months       Twelve Months      1994     1993     1992     1991     1990
                                           -------------------------------------- ---------------------------------------------
                                                                                             (Dollars in thousands)

Earnings:
  Net earnings                                         $3,154            $11,242   $11,052  $10,764  $12,296  $10,260   $9,090
  Income taxes                                          1,387              6,310     5,917    5,922    6,451    5,795    4,691
  Fixed charges                                         2,454              9,777     9,777    9,370    9,332    9,303    9,373
                                           -------------------------------------- ---------------------------------------------
    Total earnings                                     $6,995            $27,329   $26,746  $26,056  $28,079  $25,358  $23,154
                                           ====================================== =============================================

Fixed Charges:
  Interest                                             $2,036             $8,047    $8,043   $7,590   $7,518   $7,517   $7,600
  Amortization of debt premium and discount                35                140       138      102       85       48       44
  Interest portion of rental payments                     383              1,590     1,596    1,678    1,729    1,738    1,729
                                           -------------------------------------- ---------------------------------------------
    Total fixed charges                                $2,454             $9,777    $9,777   $9,370   $9,332   $9,303   $9,373
                                           ====================================== =============================================

Ratio of earnings to fixed charges                       2.85               2.80      2.74     2.78     3.01     2.73     2.47
                                           ====================================== =============================================
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